As filed with the Securities and Exchange Commission on July 23, 1996
                                               Registration No. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                                MFRI, INC.
          (Exact name of registrant as specified in its charter)


         Delaware                                              36-3922969
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                            Identification No.)

                            7720 Lehigh Avenue
                          Niles, Illinois  60714
                 (Address, of principal executive offices)


                          1989 STOCK OPTION PLAN

                          1993 STOCK OPTION PLAN

                          1994 STOCK OPTION PLAN

               1990 INDEPENDENT DIRECTORS STOCK OPTION PLAN
                         (Full title of the plans)

                              Mr. David Unger
                    Chairman of the Board of Directors
                                MFRI, Inc.
                            7720 Lehigh Avenue
                          Niles, Illinois  60714
                  (Name and address of agent for service)

                               (847)966-1000
       (Telephone number, including area code, of agent for service)

                                 Copy to:

                            Hal M. Brown, Esq.
                              Rudnick & Wolfe
                         203 North LaSalle Street
                                Suite 1800
                         Chicago, Illinois  60601
                              (312) 368-4012
                       (312) 236-7516 (telecopier)

                     CALCULATION OF REGISTRATION FEE

Title of each
class of                    Proposed maximum Proposed maximum
securities to  Amount to be offering price     aggregate        Amount of
be registered   registered   per share (1)    offering price   Registration fee

Common Stock,
par value
$.01 per share     (2)           $8.00        $7,805,607          $2,691


(1) Pursuant to Rule 457(c) and 457(h), the registration fee has been calculated on the basis of the actual price per share (ranging from $4.44 to $8.00 per share) at which the options may be exercised with regard to those options for which such information is available, and with regard to the remaining shares, on the basis of $6.875 per share, the average of the high and low sale prices of the common stock on July 19, 1996, as reported by the Nasdaq National Market System.

(2)  Omitted pursuant to Rule 457(o).

                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents By Reference.

    The Company's prospectus dated January 21, 1994 filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1996, and Item 1 of the registration statement of the Company's predecessor on Form 8-A filed on March 13, 1990 registering common stock of the Company's predecessor under Section 12(g) of the Securities Exchange Act of 1934 are incorporated in this registration statement by reference. All reports and proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    An opinion with respect to the legality of the shares of common stock subject to stock options is being given by Rudnick & Wolfe, 203 N. LaSalle Street, Chicago, Illinois, 60601, counsel for the Company. Attorneys of that firm who participated in the preparation of this registration statement own a total of approximately 650 shares of the Company's common stock.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

    The Company's Certificate of Incorporation and its By-Laws provide for indemnification of its officers and directors to the full extent permitted by
Section 145 of the Delaware General Corporation Law.

    The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or a stock repurchase or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

    The Company has entered into indemnification agreements in the form described below with each person who is currently a member of the Board of Directors of the Company and will enter into such agreements with persons who in the future become directors of the Company. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines, and amounts paid in settlement resulting from, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (collectively an "Action"), by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interests of the Company or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys' fees, arising from the investigation of any claim, preparation for the defense or defense or settlement of an Action.
The indemnification agreements authorize the Company to participate in the defense of any action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled toseparate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicting interests between himself or herself and the Company or other parties (the defense of whom the Company shall have assumed) or (ii) there is any substantial likelihood that the Company will be financially or legally unable to satisfy its obligations under the Indemnification Agreement. The indemnification agreements provide that a director's rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Company's Certificate of Incorporation or By-laws, the vote of the Company's stockholders or disinterested directors, other agreements or otherwise.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    Exhibits filed with this Amendment

    4.1  1989 Stock Option Plan, as amended [Incorporated by reference to
         Exhibit 10(c) to the Annual Report on Form 10-K of Midwesco Filter Resources, Inc. for the fiscal year ended January 31, 1990
         (SEC File No. 33-31850)]

    4.2 1993 Stock Option Plan [Incorporated by reference to Exhibit 10.4 to Registration Statement No. 33-70794]

    4.3  1994 Stock Option Plan, as amended [Incorporated by reference to
         Exhibit 10(c) to the Annual Report on Form 10-K of MFRI, Inc. for the fiscal year ended January 31, 1994 (SEC File No. 0-18370)]

    4.4 1990 Independent Directors Stock Option Plan, as amended [Incorporated by reference to Appendix C to the prospectus contained in Registration Statement No. 33-70794]

    5    Opinion of Rudnick & Wolfe

    23.1 Consent of Deloitte & Touche LLP

    23.2 Consent of Rudnick & Wolfe (contained in Exhibit 5 hereof)

    24   Power of Attorney of directors and certain officers of the Company.


Item 9.  Undertakings.

    The undersigned registrant hereby undertakes (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (ii) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold atthe termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Illinois, on July 22, 1996.

         MFRI, INC.


         By:             /s/ David Unger
                             David Unger
                             Chairman of the Board and Chief
                             Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

    Signature                Title                               Date

    David Unger*         Director and Chairman of the
                         Board of Directors (Principal
                         Executive Officer)                   July 22, 1996

    Henry M. Mautner*    Director, Vice Chairman of
                         the Board of Directors               July 22, 1996

    Gene K. Ogilvie*     Director and Vice President          July 22, 1996

    Michael D. Bennett*  Vice President, Secretary and
                         Treasurer (Principal Financial
                         and Accounting Officer)              July 22, 1996

    Fati Elgendy*        Director and Vice President          July 22, 1996

    Arnold F. Brookstone* Director                            July 22, 1996

    Bradley E. Mautner*  Director                             July 22, 1996

    Eugene Miller*       Director                             July 22, 1996

    Stephen B. Schwartz* Director                             July 22, 1996

*By:/s/ David Unger  Individually and as Attorney-            July 22, 1996
     David Unger     in-fact

                          EXHIBIT INDEX


Exhibit No.                                                      Page No.*


4.1 1989 Stock Option Plan, as amended [Incorporated by reference to Exhibit 10(c) to the Annual Report on Form 10-K of Midwesco Filter Resources, Inc.for the fiscal year ended January 31, 1990 (SEC File No. 33-31850)]

4.2 1993 Stock Option Plan [Incorporated by reference to Exhibit 10.4 to Registration Statement No. 33-70794]

4.3 1994 Stock Option Plan, as amended [Incorporated by referenced to Exhibit 10(c) to the Annual Report on Form 10-K of MFRI, Inc. for the fiscal year ended January 31, 1994 (SEC File No. 0-18370)]

4.4 1990 Independent Directors Stock Option Plan as amended [Incorporated by reference to Appendix C to the prospectus contained in Registration Statement
           No. 33-70794]

5          Opinion of Rudnick & Wolfe

23.1       Consent of Deloitte & Touche LLP

23.2       Consent of Rudnick & Wolfe (contained in Exhibit
           5 hereof)

24 Power of Attorney of directors and certain officers of the Company

                                                        EXHIBIT 5

                [LETTERHEAD OF RUDNICK & WOLFE]

                          July 22, 1996

The Board of Directors
MFRI, Inc.
7720 Lehigh Avenue
Niles, Illinois 60714

Gentlemen:

    We have examined the registration statement to be filed with the Securities and Exchange Commission on or about July 22, 1996 for registration under the Securities Act of 1933, as amended, of 150,000 shares of common stock, par value $0.01 per share ("Common Stock"), of MFRI, Inc. (the "Company") reserved for issuance upon the exercise of options granted and to be granted pursuant to the Company's 1989 Stock Option Plan (the "1989 Plan"), 100,000 shares of Common Stock reserved for issuance upon the exercise of options to be granted pursuant to the Company's 1993 Stock Option Plan (the "1993 Plan"), 250,000 shares of Common Stock reserved for issuance upon exercise of options granted or to be granted pursuant to the company's 1994 Stock Option Plan (the "1994 Plan"), as adjusted pursuant to the terms of the 1994 Plan, and 100,000 shares of Common Stock reserved for issuance upon the exercise of options granted or to be granted pursuant to the Company's 1990 Independent Directors Stock Option Plan (the "1990 Plan"). We have examined pertinent corporate documents and records of the Company, including ts Certificate of Incorporation and its By-Laws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

    On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid shares of common stock to be offered by the Company pursuant to options granted or to be granted pursuant to the 1989 Plan, 1993 Plan, 1994 Plan and the 1990 Plan has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the 1989 Plan, 1993 Plan, 1994 Plan and the 1990 Plan and in the options granted or to be granted thereunder, such shares will be legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the registration.

                             Very truly yours,

                             RUDNICK & WOLFE



                             By:    /s/ Hal M. Brown
                                 Hal M. Brown, a partner

                                                     EXHIBIT 23.1

                  INDEPENDENT AUDITORS' CONSENT


MFRI, Inc. and subsidiaries:

We consent to the incorporation by reference in this Registration Statement of MFRI, Inc. and subsidiaries on Form S-8 of our report dated April 24, 1996, appearing in the Annual Report on Form 10-K of MFRI, Inc. and subsidiaries for the year ended January 31, 1996.



/s/ Deloitte & Touche LLP
Chicago, Illinois
July 22, 1996

                                                       EXHIBIT 24

                        POWER OF ATTORNEY


    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both, of MFRI, INC., a Delaware corporation (the "Company"), does hereby constitute and appoint DAVID UNGER, HENRY M. MAUTNER AND MICHAEL D. BENNETT with full power to each of them to act alone, as the true and lawful attorneys and agents of the undersigned, with full power of substitution and resubstitution to each of said attorneys to execute, file or deliver any and all instruments and to do all acts and things which said attorneys and agents deem advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any requirements or regulations of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Securities Act of shares of common stock of the Company subject to the Company's 1989 Stock Option Plan, 1993 Stock Option Plan, 1994 Stock Option Plan and the 1990 Independent Stock Option Plan, including specifically, but without limitation of the general authority hereby granted, the power and authority to sign his name as a director or officer or both, of the Company, as indicated below his signature, to the registration statement, and any amendment, post-effective amendment, supplement or papers supplemental thereto, to be filed with respect to said shares of common stock; and each of the undersigned does hereby fully ratify and confirm all that said attorneys and agents, or any of them, or the substitute of any of them, shall do or cause to be done by virtue hereof. Validity of this Power of Attorney will not be affected by failure to acknowledge, witness or seal it.

    This power of attorney may be executed in two or more counterparts, each of which shall be original and off of which shall constitute one and the same instrument.




                  [signatures on following page]

    IN WITNESS WHEREOF, each of the undersigned has subscribed these presents, this 21st day of June, 1996.




/s/ David Unger          Director, Chairman of the Board of
David Unger              Directors and President (Principal
                         Executive Officer)

/s/ Henry M. Mautner     Director and Vice Chairman of the
Henry M. Mautner         Board of Directors

/s/ Gene K. Ogilvie      Director and Vice President
Gene K. Ogilvie

/s/ Fati Elgendy         Director and Vice President
Fati Elgendy

/s/ Michael D. Bennett   Vice President, Secretary and Treasurer
Michael D. Bennett       (Principal Financial and Accounting Officer)

/s/ Arnold F. Brookstone Director
Arnold F. Brookstone

/s/ Bradley E. Mautner   Director
Bradley E. Mautner

/s/ Eugene Miller        Director
Eugene Miller

/s/ Stephen B. Schwartz  Director
Stephen B. Schwartz